        EXECUTION COPY

THIS THIRD AMENDMENT AGREEMENT is dated as of the 31st day of July, 2007.

B E T W E E N:

CANWEST MEDIAWORKS INC.
a corporation incorporated under the laws of Manitoba
as Borrower

- and -

THE GUARANTORS FROM TIME TO TIME PARTY
TO THE CREDIT AGREEMENT
as Guarantors

- and -

THE LENDERS FROM TIME TO TIME PARTY
TO THE CREDIT AGREEMENT
as Lenders

- and -

THE BANK OF NOVA SCOTIA
a bank to which the Bank Act (Canada) applies,
in its capacity as administrative agent hereunder
as Administrative Agent

RECITALS:

A.
The Borrower, the Guarantors, the Agent and the Lenders are parties to a Credit Agreement dated as of October 13, 2005, as amended by a First Amendment Agreement (the "First Amendment Agreement") dated as of February 15, 2006 and a Second Amendment Agreement (the "Second Amendment Agreement") dated as of April 30, 2007 (as so amended, the "Existing Credit Agreement").

B.
On February 14, 2007, in connection with its proposed investment in Alliance Atlantis Communications Inc., the Borrower requested that (i) the maximum amount of the Credit be increased from the then-existing limit of $513,000,000 to $600,000,000, (ii) that the Lenders agree to treat such proposed investment as a Permitted Investment (as defined in the Existing Credit Agreement), and (iii) that certain other amendments be made to the terms and conditions of the Existing Credit Agreement, to which the Lenders agreed on or about February 22, 2007.

C.	On June 14, 2007, the Borrower completed the disposition of its 70% interest in CanWest MediaWorks (NZ) Limited for proceeds of approximately Cdn. $300,000,000.

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D.	On or about June 26, 2007, the Borrower gave notice to the Agent and the Lenders that it wished to cancel Cdn. $87,000,000 of the Credit, effective June 28, 2007.

E.
On or about July 3, 2007, the Borrower requested that the Agent and the Lenders make certain amendments to the Existing Credit Agreement relating to and arising from the privatization of CanWest MediaWorks Income Fund and the refinancing of CanWest MediaWorks Limited Partnership contemplated in connection with such privatization, to which the Required Lenders agreed on or about such date.

F.	The parties are entering into this Third Amendment Agreement to give effect to the foregoing matters and to the other matters set forth herein.

NOW THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1 – Amendment to Definitions

(a)           With effect from and after February 23, 2007, the definition of "Alliance Atlantis Transaction" is added to Section 1.1 of the Existing Credit Agreement as follows:

"Alliance Atlantis Transaction" means the indirect acquisition by the Borrower and Goldman Sachs Capital Partners ("GS") of the shares of Alliance Atlantis Communications Inc. ("Alliance Atlantis") as more particularly described in the Notice of Special Meeting and Management Proxy Circular dated March 5, 2007 issued by Alliance Atlantis and the Arrangement  Agreement between AA Acquisition Corp. and Alliance Atlantis made as of January 10, 2007 and amended on February 26, 2007 and July 30, 2007 (the "Arrangement Agreement").  Concurrently with the completion of the Arrangement (as defined in the Arrangement Agreement), Alliance Atlantis's broadcasting, entertainment and motion picture distribution businesses will be reorganized and split into separate groups that will each be operated on a stand-alone basis. The broadcasting assets will be held by CW Investments Co., an unlimited liability company organized under the laws of the Province of Nova Scotia, a subsidiary of the Borrower and GS, through various subsidiaries. Neither the Borrower nor CW Investments Co. will have any continuing interest in the entertainment and motion picture businesses of Alliance Atlantis following the completion of certain contemplated transactions to be completed immediately following the Arrangement (as defined in the Arrangement Agreement). The Borrower will make an indirect equity investment through 4414616 Canada Inc. of approximately $262,000,000 in CW Investments Co. and 4414616 Canada Inc. will indirectly hold approximately two-thirds of the voting shares and an approximate 36% equity interest in CW Investments Co.

(b)           With effect from and after July 3, 2007, the definition of "Privatization Transactions" is added to Section 1.1 of the Existing Credit Agreement as follows:

"Privatization Transactions" means the series of transactions described in the definition of "Transaction" contained in the privatization agreement made as ofMay 25, 2007 between the Borrower, CWMW Trust, CanWest MediaWorks (Canada) Inc., CanWest MediaWorks Limited Partnership and CanWest MediaWorks Income Fund including, without limitation, the redemption and cancellation by the CanWest MediaWorks Income Fund of all issued and outstanding trust units of the CanWest MediaWorks Income Fund held by the public."

(c)           With effect from and after July 31, 2007, Section 1.1.71 of the Existing Credit Agreement is deleted and replaced with the following provision:

1.1.71
"Excluded Global Group Entities" means, collectively (a) CGS International Holdings (Luxembourg) SāRL, (b) any other Subsidiary of CanWest Global Communications Corp. incorporated under the laws of Luxembourg, (c) 4414616 Canada Inc., and (d) any other Global Group Entity acceptable to the Required Lenders, acting reasonably.

(d)           With effect from and after February 23, 2007, Section 1.1.138(a) of the Existing Credit Agreement is deleted and replaced with the following provision:

1.1.138(a)	the pro forma Total Leverage Ratio (based on reasonable projections satisfactory to the Required Lenders), after giving effect to such Investment:

(i)
for an Investment made prior to 31 May 2008, is less, on closing of such Investment for the applicable periods below, than the levels noted below and is less than that level which is 0.25 less than the applicable Total Leverage Ratio on the date which is 12 months after closing:

Period	Total Leverage Ratio on closing
Up to 22 February 2007	6.25 to 1.00
From 23 February 2007 to 30 August 2007	6.25 to 1.00
From 31 August 2007 to 28 February 2008	6.00 to 1.00
From 29 February 2008 to 30 May 2008	5.50 to 1.00

(ii)
for an Investment made after 31 May 2008, 5.25 to 1.0 on closing of such Investment if the Borrower has made a request and is entitled to an increase in the maximum permitted Total Leverage Ratio as contemplated by Section 7.1(1), and is less than 4.75 to 1.0 on the date which is 12 months after closing of such Investment; and

(iii)
for an Investment made after 31 May 2008, is less than 5.0 to 1.0 if the Borrower has not requested or is notentitled to an increase in the maximum permitted Total Leverage Ratio as contemplated in Section 7.1(1), and is less than 5.00 to 1.0 on the date which is 12 months after closing of such Investment; and

(e)           With effect from and after July 3, 2007, Section 1.1.139(l) of the Existing Credit Agreement is deleted and replaced with the following provision:

1.1.139(l)
Debt of the Borrower to a wholly-owned Subsidiary of the Borrower that is an Obligor and Debt of an Obligor which is a wholly-owned Subsidiary of the Borrower owed to the Borrower or to another Obligor which is a wholly-owned Subsidiary of the Borrower;

(f)           With effect from and after July 31, 2007, Section 1.1.171 of the Existing Credit Agreement is deleted and replaced with the following provision:

1.1.171
"Subsidiary" means, with respect to a Person, a subsidiary of such Person as defined in the Canada Business Corporations Act as of the date of this Agreement (determined as if each such Person was a body corporate), and any other Person in which the Person or any Subsidiary of the Person has the right, directly or indirectly, through one or more intermediaries, to make or Control management decisions but, for avoidance of doubt, does not include CW Investments Co. at any time that the Global Group Entities do not own in excess of 50% of the economic interests of CW Investments Co.

Section 2 – Amendment to the Credit

(a)           With effect from and after February 23, 2007, Section 2.1(1) of the Existing Credit Agreement is deleted and replaced with the following provision:

2.1(1)
Upon and subject to the terms and conditions of this Agreement, the Lenders severally agree to provide to the Borrower a credit facility for the use of the Borrower (a) for the period from October 13, 2005 to February 14, 2006, inclusive, in the amount of up to Cdn. $500,000,000 or the Equivalent Amount in US Dollars, (b) for the period from February 15, 2006 to August 31, 2006, inclusive, in the amount of up to Cdn. $600,000,000 or the Equivalent Amount in US Dollars, (c) for the period from September 1, 2006 to February 22, 2007, inclusive, in the amount of up to Cdn. $513,000,000 or the Equivalent Amount in US Dollars, (d) for the period from February 23, 2007 to June 27, 2007, inclusive, in the amount of up to Cdn. $600,000,000 or the Equivalent Amount in US Dollars, and (e) from and after June 28, 2007 in the amount of up to Cdn. $513,000,000 or the Equivalent Amount in US Dollars (the "Credit"), provided that

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each Lender's obligation hereunder shall be limited to its respective Applicable Percentage of the Credit.

Section 3 – Amendment to Representations and Warranties

6.1(8)	Representations and Warranties relating to Excluded Global Group Entities

Each Obligor represents and warrants that none of the Excluded Global Group Entities carries on any business, owns any Property other than (a) Equity in another Global Group Entity, (b) in the case of 4414616 Canada Inc., Equity in CW Investments Co., (c) as contemplated in Section 7.5(2), and (d) non-material property ancillary to the business of a holding company such as bank accounts (subject to the restrictions in Section 7.5), or has any Debt other than Debt and obligations to another Global Group Entity, Debt and obligations for taxes and other amounts owing to public authorities, obligations which do not involve indebtedness and other Debts and obligations not exceeding Cdn. $500,000 (or the equivalent thereof in any other currency) in the aggregate from time to time.

Section 4 – Amendment to Financial Covenants

(a)           With effect from and after February 23, 2007, Section 7.1(1) of the Existing Credit Agreement is deleted and replaced with the following provision:

7.1(1)
The Borrower shall have at Closing (after consummation of and giving effect to the Implementation Transactions) and shall at all times during the applicable time periods noted below maintain a Total Leverage Ratio of not greater than the applicable ratio set forth below:

Period	Total Leverage Ratio
From 30 November 2005 to 31 May 2006	6.00 to 1.00
From 1 June 2006 to 29 November 2007	6.25 to 1.00
From 30 November 2007 to 28 February 2008	6.00 to 1.00
From 29 February 2008 to 30 May 2008	5.50 to 1.00
31 May 2008 and thereafter	5.00 to 1.00

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provided however, that upon request made by the Borrower at any time on or after 31 May 2008 and when the Total Leverage Ratio for its immediately preceding fiscal quarter is less than or equal to 5.00 to 1.00 and which request is made before the end of the fiscal quarter in which a Permitted Investment is made, the maximum permitted Total Leverage Ratio may be increased to 5.50 to 1.00 for a period of twelve months from the closing of the Permitted Investment, after which time the maximum permitted Total Leverage Ratio shall automatically reduce to 5.00 to 1.00.  The Borrower shall not be permitted to request an increase in the maximum permitted Total Leverage Ratio in connection with any subsequent Permitted Investment as contemplated in this Section 7.1(1) until the automatic reduction referred to in the preceding sentence shall have become effective or the Total Leverage Ratio shall have been not greater than 5.00 to 1.00 for at least two consecutive fiscal quarters.
(b)           With effect from and after February 23, 2007, Section 7.1(3) of the Existing Credit Agreement is deleted and replaced with the following provision:

7.1(3)
The Borrower shall have at Closing (after consummation of and giving effect to the Implementation Transactions) and shall at all times during the applicable time periods noted below maintain an Interest Coverage Ratio of not less than the applicable ratio set forth below:

Period	Interest Coverage Ratio
From 30 November 2005 to 31 May 2006	2.50 to 1.00
From 1 June 2006 to 30 November 2006	2.00 to 1.00
From 1 December 2006 to 28 February 2008	1.75 to 1.00
29 February 2008 and thereafter	2.00 to 1.00

(c)           With effect from and after February 23, 2007, Section 7.5(1) of the Existing Credit Agreement is deleted and replaced with the following provision:

7.5(1)
The Obligors shall not cause or permit any Excluded Global Group Entity to carry on any business, own any Property other than (a) Equity in another Global Group Entity, (b) in the case of 4414616 Canada Inc., Equity in CW Investments Co., (c) as contemplated in Section 7.5(2), and (d) non material property ancillary to the business of a holding company such as bank accounts (subject to the restrictions in this Section 7.5), enter into any transaction of any kind, create, incur, assume or suffer to exist or cause or permit any Encumbrance upon or in respect of any of its Property, or create, incur, assume or permit any Debt to remain outstanding other than Debt and obligations to another Global Group Entity, Debt and obligations for taxes and other amounts owing to public authorities, obligations which do not involveindebtedness and other Debts and obligations not exceeding Cdn. $500,000 (or the equivalent thereof in any other currency) in the aggregate from time to time.

Section 5 – Acknowledgement and Consent re Proceeds of Irish Asset Sale

The Lenders acknowledge, with effect from and after February 23, 2007, that the first 50% of Net Cash Proceeds arising from the sale by the Borrower of CanWest Irish Sales Limited and the sale by CanWest Irish Holdings (Barbados) Inc. of its 45% interest in CanWest Granada Media Holdings Limited have been applied to permanently repay and reduce the Credit.  The Lenders agree that the remaining 50% of such Net Cash Proceeds (the "Remaining Proceeds") are not required to be applied to permanently repay and reduce the Credit so long as the Remaining Proceeds are used to make an investment in Property (as defined in the Senior Subordinated Trust Indenture) in compliance with Section 4.13 of the Senior Subordinated Trust Indenture no later than August 31, 2007, failing which such Remaining Proceeds shall be paid to the Agent on August 31, 2007 to permanently repay and reduce the Credit in accordance with Section 2.5(1) of the Existing Credit Agreement.

Section 6 – Consent re Alliance Atlantis Transaction

Effective from and after February 23, 2007, the Lenders consent to the Alliance Atlantis Transaction and to the Alliance Atlantis Transaction being treated as a Permitted Investment under the Existing Credit Agreement for all purposes.

Section 7 – Consents required re Privatization of CanWest Fund

With effect from and after July 3, 2007, the Lenders hereby:

(a)	consent to the termination of the Securityholders Agreement in connection and concurrent with the Privatization Transactions;

(b)	consent to the termination of the Liquidity and Exchange Agreement in connection and concurrent with the Privatization Transactions;

(c)
consent to the amendment of the CanWest Partnership Agreement to remove CWMW Trust as a partner and to make such other changes as are necessary or desirable to implement the Privatization Transactions;

(d)
consent to the payment by the Borrower to CWMW Trust of the amount of approximately $500,000 to fund the payment of the alternative minimum tax liability of CWMW Trust for its 2007 taxation year to facilitate the winding-up of CWMW Trust in connection with the Privatization Transactions; and

(e)
authorize and direct the Agent to take all steps as may be necessary to release or discharge any Security which creates a security interest in the Securityholders Agreement or the Liquidity and Exchange Agreement.

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Section 8 – Amendment to Schedule E of Existing Credit Agreement

Schedule E to the Existing Credit Agreement is deleted and (a) for the period from September 1, 2006 to February 22, 2007, inclusive, replaced by Schedule E-1 to this Third Amendment Agreement, (b) for the period from February 23, 2007 to June 27, 2007, inclusive, replaced by Schedule E-2 to this Third Amendment Agreement, and (c) for the period commencing on June 28, 2007, replaced by Schedule E-3 to this Third Amendment Agreement.

Section 9 – Conditions Precedent to Effectiveness of this Third Amendment Agreement

This Third Amendment Agreement shall become binding on the Lenders only upon satisfaction of the following conditions precedent:

(a)	execution and delivery of this Third Amendment Agreement by the Borrower and each of the other Obligors;

(b)	execution and delivery of this Third Amendment Agreement by the Lenders in accordance with Section 9.2 of the Existing Credit Agreement;

(c)	no Event of Default or Pending Event of Default having occurred and being continuing as at the date of satisfaction of all of the foregoing conditions precedent;

(d)
the Agent having received an amendment fee equal to Cdn. $284,400, for the account of each consenting Lender in proportion in each Lender's Commitment as set forth on Schedule E-2 to this Third Amendment Agreement;

(e)
the Agent having received the favourable opinions of counsel to the Borrower and the other Obligors as it may reasonably require, in relation to the enforceability of this Third Amendment Agreement and the documentation contemplated hereby; and

(f)
the Agent having received such corporate resolutions, incumbency and other certificates of each of the Borrower and the other Obligors as the Agent may reasonably request in connection with this Third Amendment Agreement and the transactions contemplated hereby.

Section 10 – Representations and Warranties

Each of the Obligors represents and warrants to the Agent and Lenders as follows:

(a)
the execution, delivery and performance by it of this Third Amendment Agreement (i) have been duly authorized by all necessary corporate or partnership action on its part, and (ii) do not and will not violate its Constating Documents, any Applicable Law, any Permit or any Contract to which it is a party;

(b)
this Third Amendment Agreement constitutes a legal, valid and binding obligation of each of the Obligors enforceable against it in accordance with its terms, subject to the availability of equitable remedies and the effect ofbankruptcy, insolvency and similar laws affecting the rights of creditors generally;

(c)
the representations and warranties made by it in the Credit Agreement, other than those expressly stated to be made as of a specific date, are true and correct as of the date hereof with the same effect as if such representations and warranties had been made on and as of the date hereof;

(d)
after giving effect to this Third Amendment Agreement, no Event of Default or Pending Event of Default has occurred which is continuing on the date hereof or will occur as a result of entering into this Third Amendment Agreement or the observance or performance of its obligations hereunder; and

(e)
none of (i) the execution, delivery or performance of this Third Amendment Agreement, (ii) the entering into or performance of any of the transactions contemplated by this Third Amendment Agreement, or (iii) the entering into or performance of any of the transactions contemplated by Alliance Atlantis Transaction, breach, cause or result in a default under the Senior Subordinated Note Indenture or result in the Borrower being required to deliver or cause to be delivered equal and rateable security pursuant to the Senior Subordinated Note Indenture.

Section 11 – Further Security

It is acknowledged and agreed that, pursuant to Section 3.3(3) of the Existing Credit Agreement, the Borrower shall deliver a pledge of all of the shares of 4414616 Canada Inc. following the completion of the Alliance Atlantis Transaction.

Section 12 – Loan Document

Each of the Obligors acknowledges that this Third Amendment Agreement is a Loan Document and that all of its representations and warranties concerning Loan Documents that are contained in the Existing Credit Agreement apply to this Third Amendment Agreement and are deemed to be repeated on its execution of this Third Amendment Agreement as if set out in full in this Third Amendment Agreement.

Section 13 – Continuing Effect of Existing Credit Agreement

Except as amended by this Third Amendment Agreement, the Existing Credit Agreement shall remain in full force and effect, without amendment, and is hereby ratified and confirmed. Without in any way limiting the terms of the Existing Credit Agreement or any other Loan Document, each Obligor confirms that the Security made or granted by it pursuant to the Existing Credit Agreement remains in full force and effect notwithstanding the amendments to the Existing Credit Agreement contained herein and that such Security shall continue to secure all of the debts, liabilities and obligations described in Section 3.2 of the Existing Credit Agreement, including but not limited to those debts, liabilities and obligations arising as a result of this Third Amendment Agreement.  In addition, all of the Loan Documents shall continue in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

Section 14 – Further Assurances

Each Obligor shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the Agent may require from time to time for the purposes of giving effect to this Third Amendment Agreement and shall use reasonable efforts and take all such steps as may be within its power to implement, to the full extent, the provisions of this Third Amendment Agreement.

Section 15 – Counterparts and Facsimile

This Third Amendment Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.  For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Third Amendment Agreement shall be deemed to be valid execution and delivery thereof.

Section 16 – Governing Law

The parties agree that this Third Amendment Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

Section 17 – Interpretation

Capitalized terms used herein, unless otherwise defined or indicated herein, have the respective meanings defined in the Existing Credit Agreement.  This Third Amendment Agreement and the Existing Credit Agreement shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.

Section 18 – Effective Date

This Third Amendment Agreement shall be effective as of July 31, 2007 (or as otherwise provided herein) and may be referred to as being dated as of July 31, 2007, notwithstanding the actual date of execution by the parties hereto as set forth on their respective signing pages.

[EXECUTION PAGES FOLLOW]

Third Amendment Agreement

SCHEDULE E-1
APPLICABLE PERCENTAGES OF LENDERS

[see references in Section 1.1]

Lender	Commitment	Applicable Percentage
The Bank of Nova Scotia	$138,798,990	27.06%
Royal Bank of Canada	$132,476,009	25.82%
Canadian Imperial Bank of Commerce	$90,454,640	17.63%
Bank of Montreal	$90,454,640	17.63%
The Toronto-Dominion Bank	$56,540,723	11.02%
GE Canada Finance Holding Company	$4,275,000	0.83%
	$513,000,000	100%

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SCHEDULE E-2
APPLICABLE PERCENTAGES OF LENDERS

[see references in Section 1.1]

Lender	Commitment	Applicable Percentage
The Bank of Nova Scotia	$162,338,000	27.06%
Royal Bank of Canada	$154,942,700	25.82%
Canadian Imperial Bank of Commerce	$105,794,900	17.63%
Bank of Montreal	$105,794,900	17.63%
The Toronto-Dominion Bank	$66,129,500	11.02%
GE Canada Finance Holding Company	$5,000,000	0.83%
	$600,000,000	100%

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SCHEDULE E-3
APPLICABLE PERCENTAGES OF LENDERS

[see references in Section 1.1]

Lender	Commitment	Applicable Percentage
The Bank of Nova Scotia	$138,798,990	27.06%
Royal Bank of Canada	$132,476,009	25.82%
Canadian Imperial Bank of Commerce	$90,454,640	17.63%
Bank of Montreal	$90,454,640	17.63%
The Toronto-Dominion Bank	$56,540,723	11.02%
GE Canada Finance Holding Company	$4,275,000	0.83%
	$513,000,000	100%

Third Amendment Agreement